Exhibit 99.1

ERT Agrees to Acquire the Research Services Division of CareFusion

•	Adds market leadership in the respiratory core lab market to ERT’s existing market leading position in the cardiac safety core lab market

•	Expands our high quality service and technology offerings to our pharmaceutical customers worldwide

•	Establishes a global platform for growth with broad presence in the US and Europe

•	Allows ERT to address an estimated $1.3 billion annual market opportunity

•	Acquisition expected to be neutral to 2010 EPS and accretive to 2011 EPS excluding amortization of acquisition intangibles and transaction costs

•	Conference call to discuss the acquisition and first quarter results of operations to be held on April 29, 2010 at 5:00 PM EDT

Philadelphia, PA, April 29, 2010, eResearchTechnology, Inc. (ERT), (Nasdaq: ERES — News), a global provider of technology and services to the pharmaceutical, biotechnology, and, medical device industries, announced today that it has agreed to acquire the research services division of CareFusion Corporation (CRS) for $81 million in cash. CRS is a leading provider of respiratory diagnostics services and manufacturer of diagnostic devices and also offers cardiac safety and ePRO services. All will be integrated into ERT’s existing business. ERT stated that the transaction is expected to close in June 2010 pending satisfaction of customary closing conditions. No stockholder approvals are required.

Dr. Michael McKelvey, President and CEO of ERT, said, “ERT is building upon our leadership in cardiac safety and our expertise as a service and technology provider to combine with one of the clinical research industry’s leading respiratory diagnostics core labs, technology companies, and diagnostic device manufacturers. This transaction delivers on our stated strategy to leverage our cardiac platform and operating model to more broadly support the centralized collection, interpretation and delivery of clinical efficacy and safety information critical for all phases of clinical research and to provide support to leverage our core expertise into the larger healthcare market.” Dr. McKelvey added, “CRS has developed an impressive business providing integrated, customized solutions relating to pulmonary function testing and other services for its clients. This acquisition will provide our existing and new clients in the clinical research industry with the ability to more efficiently capture, process, and distribute clinical data during all phases of drug development.”

“With its strong client relationships and global market presence, our Research Services group has achieved a solid reputation in the industry,” said Vivek Jain, President of Medical Technologies and Services for CareFusion. He continued, “The business is an excellent strategic fit with ERT and will be able to grow faster aligned with a leading service provider to the pharmaceutical industry.”

Dr. McKelvey continued, “In addition to adding an entire new line of business to ERT, the acquisition also brings immediate added scale to our two current lines of business – cardiac safety and electronic patient reported outcomes (ePRO). Between cardiac safety, respiratory diagnostics, and ePRO, we will be better positioned to address a clinical research market estimated at approximately $1.3 billion annually and to extend our capabilities to further innovate and integrate offerings for the benefit of our clients. Furthermore, with the addition of CRS’s leading device manufacturing capability, our ability to grow into other parts of clinical research and healthcare delivery will be greatly facilitated.”

Paul ter Grote, the President and General Manager of CRS, added, “We are excited to join ERT as this brings together two leading-edge companies whose reputations have been built on innovation, customer service and flexibility.  As one organization, we will be able to offer an integrated suite of products and services to meet our clients’ needs now and in the future.  It is a natural and complementary strategic fit.”

Dr. McKelvey concluded, “We have tremendous respect for the entire CRS organization that has built a very strong franchise in the respiratory diagnostics area. Both organizations are focused on improvement of the clinical trials process through the standardization and centralization of key clinical trial data. The strategic combination of ERT and CRS will add significant benefits to both our existing and new customers, and allow us to become a more valuable partner. Both organizations share a strong commitment to client satisfaction, quality, scientific leadership, innovation, and dedication to employees. We believe that the common cultures of both organizations are compatible and will facilitate the integration of our operations. ERT will continue to collaborate with all of its key CRO, Phase I, Academic Research Centers, device suppliers, and other strategic partners to promote speed, accuracy, quality, and reliability of data collection and reporting.”

Strategic Rationale

This combination offers ERT, CRS, their collective customers, and our stockholders multiple strategic benefits:

•	Establishes ERT as one of the market leaders in respiratory core lab services in the clinical trials market. The transaction will provide ERT with a leadership position in a very attractive clinical end market and serve to diversify ERT’s revenue base.

•	Provides ERT with a leading diagnostic device capability. CRS is a leader in diagnostic device manufacturing, having developed over 20 proprietary devices and supporting software platforms for use in the clinical trials industry. This device manufacturing expertise will add an entirely new dimension to ERT’s offerings, will enable ERT to provide greater breadth of services and technologies for clinical research, and will serve as a basis for development of other healthcare solutions.

•	Expands ERT’s revenue base in cardiac safety. CRS has a significant, and growing, business in cardiac safety services that will add to ERT’s current position in this market.

•	Provides scale for ERT’s ePRO business, as well as expands the depth and breadth of our ePRO services. This transaction will establish ERT as one of the five largest providers in the ePRO market. CRS’s offering is based on an innovative hand-held device. When combined with ERT’s interactive voice response technology and its planned web-based technology, ERT will be able to offer its customers a multi-modality approach for their ePRO solutions.

•	Expands significantly ERT’s global footprint. CRS employs more than 250 people, of whom approximately 230 are in Germany. This increased local European presence will enable ERT to bolster its already strong international presence, better serve its continental European customers, and enable the company to expand its relationships with other clients in Europe.

•	Accelerates ERT’s movement into healthcare solutions. CRS’s device manufacturing and services capabilities will provide ERT with a platform and experience for future growth in healthcare delivery.

Financial terms

ERT will pay $81 million for CRS, subject to closing balance sheet adjustments. The transaction will be financed through a combination of existing cash and debt. As of March 31, 2010, ERT had $79 million in cash and has obtained a commitment for a new $40 million revolving credit facility through Citizens Bank of Pennsylvania. ERT anticipates drawing down approximately $20 million of this facility to fund this purchase.

For calendar year 2009, assuming CRS had operated as a stand-alone business, CRS generated preliminary unaudited revenues of approximately $49.6 million, operating income of approximately $3.6 million, which included depreciation and amortization of $6.1 million, and Adjusted EBITDA of approximately $9.7 million. Final results will be available pending the completion of CRS’s 2009 year-end audit. Based on preliminary unaudited information, CRS revenues for the three months ended March 31, 2010 are estimated to be $16.7 million compared to $6.7 million in the comparable three-month period a year ago. Its backlog at March 31, 2010 was approximately $116.0 million. ERT anticipates that CRS will generate revenue growth of between 30% and 35% in calendar year 2010.

As a result of the combination, ERT expects to achieve annual pre-tax cost savings and synergies of between $6.0 and $10.0 million by 2012, principally from consolidation to one common workflow platform, leveraging of a common project management approach, integrating the best processes from both companies, as well as realizing additional synergies in research and development and across several general and administrative functions.

Excluding amortization of acquisition related intangibles and transaction costs, ERT anticipates that the acquisition will be neutral to diluted earnings per share in 2010 and accretive to diluted earnings per share in 2011. ERT expects to provide additional financial detail regarding the impact of the transaction following closing.

Advisors

J.P. Morgan Securities Inc. is acting as exclusive financial advisor and Pepper Hamilton, LLP and Noerr, LLP are acting as legal advisors to ERT.

CareFusion Research Services

CRS is a business initiative with its roots in the former Erich Jaeger GmbH which was founded in Würzburg, Germany in 1954 as a healthcare device manufacturing and servicing operation.  The business entered the clinical research market in 2002 under VIASYS Healthcare Inc. It subsequently became part of Cardinal Health in 2007 when Cardinal Health acquired VIASYS Healthcare Inc. In 2009 CRS was part of the businesses spun off from Cardinal Health with the creation of CareFusion, a $4 billion healthcare company with products and services focused on improving safety and quality of care.  CRS currently provides services to 16 of the 20 largest pharmaceutical companies and has supported clinical trials in more than 75 countries and more than 25,000 investigator sites.

Conference Call

Dr. McKelvey and Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss this acquisition and the Company’s results of operations for the first quarter of 2010 on Thursday, April 29, 2010 at 5 PM EDT.

For the conference call, interested participants should dial 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. There will be a playback available as well. To listen to the playback, please call 1-877-344-7529 when calling within the United States or 1-412-317-0088 when calling internationally.  Conference code for playback is 439454.

This call is being webcast by MultiVu and can be accessed at ERT’s website at www.ert.com. The webcast may also be accessed via the direct link at http://www.videonewswire.com/event.asp?id=67746. The webcast can be accessed for up to one year on either site.

About eResearchTechnology, Inc.

Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.ert.com) is a global provider of technology and services to the pharmaceutical, biotechnology, and medical device industries. The Company is the market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company also provides technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of ePRO clinical data in all phases of clinical development.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops market-leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, AVEA® and Pulmonetic Systems ventilation and respiratory products, ChloraPrep® products, MedMined™ services for infection surveillance, NeuroCare neurological monitoring and diagnostic products, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs more than 15,000 people across its global operations. More information may be found at www.carefusion.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, but not limited to, the anticipated future financial guidance, and the other expectations and anticipated strategic benefits from, the acquisition, as well as the timing of closing of the acquisition, involve a number of risks and uncertainties such as ERT’s ability to complete negotiation of its new credit facility, obtain all necessary approvals for the transaction and satisfy other closing conditions and successfully integrate CRS into ERT, as well as other factors affecting ERT generally such as its ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues at the sponsoring client, competitive factors, technological development, and market demand. As a result, actual results may differ materially from any financial and strategic outlooks stated herein. Further information on potential factors that could affect ERT’s financial results can be found in its Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. ERT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

SOURCE eResearchTechnology Inc

Research Services GmbH (A Division of CareFusion Corporation)
Unaudited Condensed Combined Statement of Income for the twelve months ended December 31, 2009
(in thousands)

Revenue	$49,614
Costs of Operations	45,985

Operating Income	3,629
Interest (Expense) / Income and Other, Net	1,183

Income before tax	2,446
Income taxes	1,383

Net Income	$1,063

Adjustments to reconcile Net Income to Adjusted EBITDA
Net Income	$1,063
Depreciation & amortization	6,051
Income taxes	1,383

EBITDA	8,497
Interest (Expense) / Income and Other, Net (a)	1,183

Adjusted EBITDA (b)	$9,680

(a) Interest (Expense) / Income and Other, Net consists primarily of foreign exchange losses of $1,032 and interest expense of $130
(b) ERT presents Adjusted EBITDA to enhance an understanding of CRS’ operating performance. ERT used Adjusted EBITDA as a material criterion for evaluating the acquisition of CRS. Adjusted EBITDA is not a measure of performance under accounting principles generally accepted in the United States and should not be considered a substitute for, and an investor should also consider, net income and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of operating performance. Despite these limitations, ERT believes that Adjusted EBITDA, as an operating performance measure, and not a liquidity measure, provides investors and analysts with a useful measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.